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                                                                      EXHIBIT 99
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                                                             Contact: Don Denney
                                                                       President
                                                           Farmers Citizens Bank
                                                  Phone: (419) 562-7040 ext. 236
                                                             FAX: (419) 562-6526
                                         E-mail: Denneyd@farmerscitizensbank.com
                                                 -------------------------------
                                                     www.farmerscitizensbank.com
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FOR IMMEDIATE RELEASE:

To the Editor:
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                         Farmers Citizens Bank Announces

                      Hiring of New Chief Executive Officer

BUCYRUS, Ohio, November 26, 2002 - Robert D. Hord, Chairman of the Board of Farmers Citizens Bank, announced the hiring of John R. Christman as the Chief Executive Officer. Christman, a native of Bucyrus, is a graduate of Kent State University (1973) and Bucyrus High School (1964). In addition to serving in the US Air Force from 1966 to 1970, Christman's experience spans over 25 years of banking. He began his career with the Comptroller of the Currency as an Assistant National Bank Examiner and most recently served as President and COO of Orange Bank (Orlando, FL). Christman stated: "I am very excited to return to my roots in Crawford County and have the opportunity to do it at Farmers Citizens Bank where my Father served as President." Mr. Hord added: "The Board of Directors is delighted about John's acceptance of the position; his guidance and leadership will add to the success of the Bank both financially and in keeping with our mission as a community bank." John and his wife, Fran, have two children and two grandchildren.

Chairman Hord also announced the appointment of Coleman J. Clougherty as Executive Vice President and Chief Operating Officer. Clougherty joined the Bank in July of 2001 and has been instrumental in the banks growth and success. Chairman Hord commented: "The Board of Directors is proud to make this appointment in recognition of Mr. Clougherty's contribution to the Bank's financial success and strategic efforts."

Farmers Citizens Bank is a $130 million dollar bank, and a subsidiary of FC Banc Corp, providing financial services to its neighbors and friends in Crawford, Morrow, and Knox counties for almost 95 years through its four full services offices in Bucyrus, Cardington and Fredericktown, Ohio. FC Banc Corp is on the OTC BB under the symbol FCBQ.